Wilshire Bancorp, Inc. CONTACT: Joanne Kim, President & CEO, 213-639-1843 Alex Ko, SVP & CFO, 213-427-6560 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Earns $7.1 Million or $0.24 Diluted Earnings Per Share in the First Quarter of 2008
Loan Portfolio Increases 17%

LOS ANGELES, CA – April 24, 2008 – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced net income of $7.1 million, or $0.24 per diluted share, for the first quarter ended March 31, 2008, compared to $5.5 million or $0.19 per diluted share for the fourth quarter 2007, and $7.3 million or $0.25 per diluted share for the first quarter of 2007.

“We are thrilled to have recently promoted Joanne Kim to President and Chief Executive Officer from Interim President and CEO, hired Alex Ko as Senior Vice President and Chief Financial Officer, and promoted Elaine Jeon to Senior Vice President and Deputy CFO,” stated Steven Koh, Chairman of the Board. “We are successfully leveraging their professional skills and experience as they have stepped into their leadership roles, and we look forward to the future of Wilshire State Bank.”

Ms. Kim stated, “Our core franchise and fundamentals are strong and we are committed to making quality loans, focusing on expense control, and creating value for our shareholders. Our conservative lending criteria and risk assessment practices, including an aggressive and proactive approach to problem loans, have resulted in a reduction during the first quarter in our exposure to weaker economic areas and higher risk exposure. We continue to pursue growth through core banking relationships and careful management of credit risk and expenses.”

FIRST QUARTER 2008 FINANCIAL HIGHLIGHTS:

Compared to first quarter 2007
•	Net interest income increased 4% to $19.7 million
•	Loan portfolio increased 18% to $1.88 billion
•	Total assets increased 13% to $2.26 billion
•	Non-accrual loans decreased 36% to $11.2 million
•	Gain on sales of loans decreased 52% to $864,000
•	Deposit fee income increased 20% to $2.7 million

Compared to fourth quarter 2007
•	EPS increased 28% to $0.24
•	Non-interest expense decreased 4% to $12.2 million
•	Loan portfolio increased 4% to $1.88 billion
•	ROA and ROE increased to 1.3% and 16.1%, respectively
•	Gain on sales of loans decreased 51% to $864,000

CREDIT QUALITY

“Wilshire continued to place a strong emphasis on managing asset quality by applying a disciplined approach to credit approval and monitoring deterioration in loan quality,” stated Ms Kim. “While we are not engaged in any sub-prime lending, we have seen an increase in delinquencies and nonperforming loans in this challenging economic environment. We now have tighter credit monitoring controls in place and are keeping a close eye on all problem credits, while building our reserves for potential losses.”

Non-performing loans were $12.0 million, or 0.64% of net loans, at March 31, 2008 compared to $10.6 million, or 0.59% of net loans, at December 31, 2007 and $20.3 million, or 1.25% of net loans, at the end of March 2007, respectively. The allowance for loan losses as percentage of non-performing loans was 184.35% at March 31, 2008, 203.55% at December 31, 2007 and 85.01% at March 31, 2007, respectively.

Net charge-offs decreased significantly to $1.0 million in the first quarter of 2008 compared to $4.1 million in the preceding quarter and $2.7 million in the first quarter a year ago. The provision for credit and off-balance sheet losses was $1.4 million in the first quarter of 2008, compared to $4.8 million in the preceding quarter and $1.6 million in the first quarter a year ago. The allowance for loan losses was $22.1 million, representing 1.17% of gross loans and 163.26% of nonperforming assets at March 31, 2008, versus $17.2 million loan loss allowance, representing 1.07% of gross loans and 84.54% of NPAs at the end of March 2007.

WIBC – 1Q08 results
April 24, 2008

BALANCE SHEET CHANGES

Net loans increased 4% to $1.86 billion at March 31, 2008, compared to $1.79 billion at December 31, 2007. Assets grew to $2.26 billion at March 31, 2008, up 3% from $2.20 billion at December 31, 2007. Commercial real estate loans account for 73.8% of the loan portfolio at March 31, 2008, compared to 72.9% at December 31, 2007. New loan originations totaled $174.6 million in the first quarter of 2008, compared to $191.2 million in the previous quarter .

At the end of March 2008, Wilshire had reduced its exposure to construction loans, which accounted for 2.4% of its loan portfolio, down from 3.3% from December 31, 2007 and consistent with 2.4% a year earlier. Commercial and industrial loans accounted for 18.6% of total loans at March 31, 2008, compared to 18.2% and 18.5% at December 31, 2007 and March 31, 2007, respectively. Consumer loans decreased to 1.5% of total gross loans at March 31, 2008, compared to 1.9% at December 31, 2007 and 3.0% at March 31, 2007.

We are in a very competitive market for deposit gathering. Total deposits decreased to $1.73 billion at March 31, 2008 compared to $1.76 billion at December 31, 2007. Core deposits decreased 9% to $758.2 million over the last three months while time deposits increased 4% to $969.4 million from December 31, 2007.

Investment security held to maturity decreased to $377,000 or 95% compared to $7.4 million at December 31, 2007. The entire decrease was due to exercise of call options by issuers. Other comprehensive income increased to $1.9 million from $375,000 at December 31, 2007 mainly due to increase of unrealized income on securities available for sale during the first quarter of 2008. At March 31, 2008, shareholders’ equity was $177.5 million, up 3% from $171.8 million at December 31, 2007, and book value was $6.04 per share at March 31, 2008, compared to $5.87 at December 31, 2007.

NET INTEREST MARGIN

The net interest margin was impacted by the steep 200 basis point decrease in the federal funds rate during the quarter. The net interest margin was 3.83% in the first quarter of 2008, compared to 4.15% in the previous quarter and 4.10% in the first quarter a year ago. The decrease in net interest income compared to the previous quarter was due mainly to lower loan yields from reductions in our base lending rate.

The Federal Reserve reduced the federal funds rate by 75, 50, and 75 basis points on January 22, January 30, and March 18, 2008, respectively. Mr. Ko stated “We expect the most recent reduction in the federal funds rate of 75 basis points on March 18, 2008, will further compress our margins in the second quarter of 2008, since we are slightly asset-sensitive and our deposit costs re-price at a slower pace than our interest earning assets. However, we expect to see improvements to our margin going forward as more interest bearing liabilities will re-price than interest earning assets.”

In the first quarter of 2008, the weighted average yield of the loan portfolio decreased 76 basis points to 7.72% from 8.48% in the preceding quarter. This decline was largely due to the impact of the 200 basis point cuts of the federal funds rate in January and March 2008.

The weighted average cost of interest-bearing deposits for the first quarter decreased 46 basis points to 4.20% from 4.66% for the preceding quarter. The decrease was due to declining market rates and the effect such decline had on our deposit pricing and the cost of wholesale funding through Federal Home Loan Bank (“FHLB”) advances.  We continue to use FHLB advances to fund loan growth and deposit flows as such funding has been cost effective during the recent disruption in the financial markets. At the end of March 2008, time deposits accounted for 56.1% of total deposits, compared to 54.4% of total deposits at the end of March 2007.

In the first quarter of 2008, interest income was up 1% while interest expense was down 2% over the same quarter of 2007. Net interest income grew 4% to $19.7 million, from $19.0 million in the first quarter of 2007. Other operating income was $5.2 million in the first quarter of 2008, unchanged from the same quarter a year ago.

INCOME STATEMENT AND PERFORMANCE METRICS

“Due to the overall weaker economic environment, SBA loan production levels decreased 43% in the first quarter of 2008 compared to the same period last year,” Ms. Kim said. In addition, the average sales premium of SBA 7(a) guaranteed loans was lower in the first quarter of 2008 compared to the first quarter a year ago. The lowered sales volume and premium of SBA 7(a) guaranteed loans resulted in a 52% decline in gain on sale of loans to $0.9 million, as compared with the $1.8 million gain in first quarter of 2007. Other operating expenses were $12.2 million in the first quarter of 2008, compared to $10.5 million in the first quarter a year ago. The increase is largely due to additional overhead expenses associated with the integration of the New Jersey branch and the new Rancho Cucamonga branch.

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WIBC – 1Q08 results
April 24, 2008

“The New York/New Jersey area remains the primary focus of our geographic expansion, as we believe this area presents superb locations for increasing our core deposits and market share,” said Ms. Kim. “We added to our existing New York area footprint in July 2007 by acquiring a branch in Fort Lee, New Jersey, and we are scheduled to open our second New Jersey branch in Palisades Park during the second half of 2008. In addition, we also plan to open a new branch in Los Angeles during the first half of 2008, which will bring our total branch network to 22 locations.

“We have worked hard to keep our overall operating expenses in line throughout our expansion into New York and New Jersey. However, Salaries and Employee Benefits have increased 22% in the first quarter of 2008 when compared to the same quarter a year ago,” Ms. Kim added. “Although expenses were up compared to the first quarter of last year, they were 4% lower compared to the previous quarter, and we expect to get back to an efficiency ratio range around 42% to 45% after the implementation phase of the expansion and the new branches become more profitable.” The efficiency ratio was 49.10% in the first quarter of 2008, compared to 43.43% in the same quarter a year ago.

Wilshire’s return on equity (ROE) in the first quarter of 2008 was 16.08% and its return on assets (ROA) was 1.28%, compared to 18.87% and 1.47%, respectively, in the first quarter a year ago.

REGULATORY CAPITAL MEASURE

Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies. The leverage ratio was 10.24% at March 31, 2008, compared to 10.36% at December 31, 2007, and 10.00% at the end of March 2007. The total Risk-based Capital Ratio was 14.37% at March 31, 2008, compared to 14.58% at December 31, 2007, and 13.80% at March 31, 2007.

Conference Call and Company Information

Management will host its quarterly conference call tomorrow, April 25, at 1:00 p.m. PDT (5:00 p.m. EDT). Investment professionals are invited to participate in the call by dialing 1-888-713-4209 using passcode 84932857.

Headquartered in Los Angeles, Wilshire State Bank operates 20 branch offices in California, Texas, New Jersey and New York, and seven loan production offices in Seattle, Dallas, Houston, Atlanta, Denver, Annandale, VA, and Palisades Park, NJ and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

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WIBC – 1Q08 results
April 24, 2008

CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)

	Quarter Ended	Three Month	Quarter Ended	One Year	Quarter Ended
	March 31, 2008	Change	December 31, 2007	Change	March 31, 2007
	(unaudited)				(unaudited)
INTEREST INCOME
Interest and fees on Loans	$35,318	-5%	$37,162	4%	$33,901
Interest on Securities	2,584	-4%	2,697	15%	2,239
Interest on Federal funds sold	80	-48%	155	-95%	1,509
Total Interest Income	37,982	-5%	40,014	1%	37,649

INTEREST EXPENSE
Deposits	14,738	-10%	16,397	-15%	17,362
FHLB and other borrowings	3,500	13%	3,093	166%	1,314
Total Interest Expense	18,238	-6%	19,490	-2%	18,676

Net Interest Income	19,744	-4%	20,524	4%	18,973
Provision for Losses on Loans and Loan Commitments	1,400	-71%	4,750	-14%	1,630
Net Interest Income After Provision for Loan Losses and Loan Commitments	18,344	16%	15,774	6%	17,343

NONINTEREST INCOME
Service charges on Deposits	2,748	6%	2,592	20%	2,287
Gain on Sales of Loans	864	-51%	1,774	-52%	1,809
Other	1,542	5%	1,467	38%	1,114
Total Noninterest Income	5,154	-12%	5,833	-1%	5,210

NONINTEREST EXPENSES
Salaries and Employee Benefits	6,976	-3%	7,209	22%	5,698
Occupancy & Equipment	1,425	1%	1,415	12%	1,270
Data Processing	764	0%	762	0%	765
Other	3,059	-7%	3,297	10%	2,770
Total Noninterest Expenses	12,224	-4%	12,683	16%	10,503

Income Before Income Taxes	11,274	26%	8,924	-6%	12,050
Income Tax	4,224	23%	3,425	-11%	4,733
NET INCOME	$7,050	28%	$5,499	-4%	$7,317

Per Share Data
Basic Earnings Per Share	$0.24	28%	$0.19	-3%	$0.25
Diluted Earnings Per Share	$0.24	28%	$0.19	-3%	$0.25

Weighted average shares:
Basic	29,276,871		29,291,262		29,346,442
Diluted	29,341,080		29,386,880		29,517,299

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WIBC – 1Q08 results
April 24, 2008

CONSOLIDATED BALANCE SHEET	March 31,	Three Month	December 31,	One Year	March 31,
(dollars in thousands, except share data)	2008	Change	2007	Change	2007
	(unaudited)				(unaudited)
ASSETS:
Cash and Due from Banks	$77,225	-6%	$82,506	17%	$66,218
Federal Funds Sold and Other Cash Equivalents	20,004	100%	10,003	-73%	74,003
Total Cash and Cash Equivalents	97,229	5%	92,509	-31%	140,221

Securities Available For Sale	218,505	-3%	224,256	27%	171,791
Securities Held To Maturity	377	-95%	7,384	-97%	14,612
Total Securities	218,882	-6%	231,640	17%	186,403
Loans
Construction	46,047	-23%	59,443	19%	38,717
Residential Real Estate	69,542	4%	66,564	-6%	74,080
Commercial Real Estate	1,390,629	5%	1,319,422	20%	1,155,296
Commercial and Industrial	349,842	6%	330,052	17%	299,491
Consumer	27,440	-18%	33,569	-43%	47,771
Total Loans	1,883,500	4%	1,809,050	18%	1,615,355
Allowance For Loan Losses	(22,072)	2%	(21,579)	28%	(17,214)
Loans Receivable, Net of Allowance for Loan Losses	1,861,428	4%	1,787,471	16%	1,598,141

Accrued Interest Receivable	9,832	-2%	10,062	3%	9,591
Due from Customers on Acceptances	2,332	-31%	3,377	-18%	2,846
Other Real Estate Owned	133	0%	133	N/A	-
Premises and Equipment	10,828	-1%	10,960	4%	10,396
Federal Home Loan Bank (FHLB) Stock, at Cost	11,280	30%	8,695	47%	7,652
Cash Surrender Value of Life Insurance	16,367	1%	16,228	4%	15,784
Goodwill	6,675	0%	6,675	0%	6,675
Core Deposit Intangible	1,315	-3%	1,359	-12%	1,489
Other Assets	24,134	-13%	27,596	10%	21,885
TOTAL ASSETS	$2,260,435	3%	$2,196,705	13%	$2,001,083

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$308,037	-2%	$314,114	-3%	$317,533
Savings & Interest Checking	58,146	10%	53,079	15%	50,559
Money Market Deposits	391,987	-16%	464,280	-8%	423,926
Time Deposits in denomination of $100,000 or more	793,235	1%	788,883	1%	788,950
Other Time Deposits	176,182	23%	142,715	14%	154,715
Total Deposits	1,727,587	-2%	1,763,071	0%	1,735,683

Federal Home Loan Bank borrowings	240,000	60%	150,000	1100%	20,000
Acceptance Outstanding	2,332	-31%	3,377	-18%	2,846
Subordinated Debentures	87,321	0%	87,321	42%	61,547
Accrued Interest and Other Liabilities	25,659	21%	21,150	8%	23,821
Total Liabilities	2,082,899	3%	2,024,919	13%	1,843,897

STOCKHOLDERS’ EQUITY:
Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued and Outstanding 29,391,177, 29,253,311 and 29,368,896 Shares, at March 31, 2008, December 31, 2007, and March 31, 2007, respectively	51,399	1%	50,895	2%	50,635
Less Treasury Stock, at Cost; 127,425 , 127,425, and 0 Shares, at March 31, 2008, December 31, 2007, and March 31, 2007, respectively	(1,262)	0%	(1,262)	0%	-
Retained Earnings	125,483	3%	121,778	18%	106,687
Accumulated Other Comprehensive Income, Net of Taxes	1,916	412%	375	-1507%	(136)
Total Stockholders’ Equity	177,536	3%	171,786	13%	157,186
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,260,435	3%	$2,196,705	13%	$2,001,083

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WIBC – 1Q08 results
April 24, 2008

AVERAGE BALANCES
(dollars in thousands)	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
	(unaudited)	(unaudited)	(unaudited)
Average Assets	$2,211,860	$2,132,176	$1,991,923
Average Equity	$175,332	$172,355	$155,100
Average Net Loans (includes LHFS)	$1,828,889	$1,753,771	$1,551,416
Average Deposits	$1,704,820	$1,716,748	$1,731,159
Average Time Deposits in denomination of $100,000 or more	$788,630	$738,770	$803,630
Average Interest Earning Assets	$2,061,264	$1,979,552	$1,851,423

FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended
(dollars in thousands, except per share data)	March 31, 2008	December 31, 2007	March 31, 2007
	(unaudited)	(unaudited)	(unaudited)
Annualized Return on Average Assets	1.28%	1.03%	1.47%
Annualized Return on Average Equity	16.08%	12.76%	18.87%
Efficiency Ratio	49.10%	48.12%	43.43%
Annualized Operating Expense/Average Assets	2.21%	2.38%	2.11%
Annualized Net Interest Margin	3.83%	4.15%	4.10%
Tier 1 Leverage Ratio	10.24%	10.36%	10.00%
Tier 1 Risk-Based Capital Ratio	11.75%	11.83%	12.07%
Total Risk-Based Capital Ratio	14.37%	14.58%	13.80%
Book Value Per Share	$6.04	$5.87	$5.35

ALLOWANCE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended
(dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
	(unaudited)	(unaudited)	(unaudited)
Balance at Beginning of Period	$21,579	$20,902	$18,654
Provision for Loan Losses and loan commitment	1,400	4,750	1,630
Recoveries on loans previously charged off	121	116	51
Less Charge Offs	1,140	4,256	2,746
Less: Provision for (recapture of) losses on loan commitment	(112)	(67)	375
Balance at End of Period	$22,072	$21,579	$17,214
Allowance for Loan Losses/Gross Loans	1.17%	1.19%	1.07%
Allowance for Loan Losses/Non-accrual Loans	196.64%	209.63%	97.55%
Allowance for Loan Losses/Non-performing Loans	184.35%	203.55%	85.01%
Allowance for Loan Losses/Total Assets	0.98%	0.98%	0.86%
Allowance for Loan Losses/Non-performing Assets	163.26%	200.08%	84.54%

NON-PERFORMING ASSETS	March 31, 2008	December 31, 2007	March 31, 2007
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)
Accruing Loans - 90 Days Past Due	$748	$308	$2,603
Non-accrual Loans	11,225	10,294	17,647
Total Non-performing Loans	11,973	10,602	20,250
Total Non-performing Loans/Gross Loans	0.64%	0.59%	1.25%
Restructured Loans	1,393	-	-
OREO and repossesed vehicles	154	183	112
Total Non-performing Assets	$13,520	$10,785	$20,362
Total Non-performing Assets/Total Assets	0.60%	0.49%	1.02%

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WIBC – 1Q08 results
April 24, 2008

WILSHIRE BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCES, AVERAGE YIELDS EARNED AND AVERAGE RATES
(dollars in thousands)

	For the Three Months Ended
	March 31, 2008		December 31, 2007		March 31, 2007
	(unaudited)		(unaudited)		(unaudited)
	Average	Average	Average	Average	Average	Average
	Balance	Yield/	Balance	Yield/	Balance	Yield/
		Rate		Rate		Rate
INTEREST EARNING ASSETS

LOANS:
Real Estate Loans	$1,486,208	7.41%	$1,425,877	7.99%	$1,231,478	8.03%
Commercial Loans	340,095	7.04%	320,417	8.27%	295,714	8.91%
Consumer Loans	29,873	7.04%	35,113	7.52%	51,020	7.89%
Total Loans	1,856,176	7.34%	1,781,407	8.03%	1,578,212	8.19%
Allowance for Loan Losses & Unearned income	(27,287)		(27,636)		(26,796)
Net Loans	$1,828,889	7.72%	$1,753,771	8.48%	$1,551,416	8.74%

INVESTMENT SECURITIES AND OTHER INTEREST-EARNING ASSETS:
Investment Securities	$222,524	4.64%	$213,784	5.05%	$186,563	4.80%
Federal Funds Sold	9,851	3.27%	11,997	5.17%	113,444	5.32%
Total Investment Securities and Other Earning Assets	$232,375	4.59%	$225,781	5.05%	$300,007	5.00%

TOTAL INTEREST-EARNING ASSETS	$2,061,264	7.37%	$1,979,552	8.09%	$1,851,423	8.13%

INTEREST BEARING LIABILITIES

INTEREST-BEARING DEPOSITS:
Money Market	$396,595	3.76%	$478,153	4.43%	$405,927	4.53%
Interest Checking	22,520	1.41%	24,613	1.65%	20,957	1.11%
Savings	32,617	3.05%	31,144	2.80%	29,270	1.93%
Time Deposits of $100,000 or More	788,630	4.46%	738,770	5.00%	803,630	5.28%
Other Time Deposits	163,993	4.60%	133,567	4.65%	159,946	4.87%
Total Interest Bearing Deposits	$1,404,355	4.20%	$1,406,247	4.66%	$1,419,730	4.89%

BORROWINGS:
FHLB Advances and Other Borrowings	$217,593	3.76%	$130,880	4.49%	$20,017	3.63%
Junior Subordinated Debentures	87,321	6.68%	87,321	7.44%	61,547	7.36%
Total Borrowings	$304,914	4.59%	$218,201	5.67%	$81,564	6.44%

TOTAL INTEREST BEARING LIABILITIES	$1,709,269	4.27%	$1,624,448	4.80%	$1,501,294	4.97%

NET INTEREST SPREAD		3.10%		3.29%		3.16%

NET INTEREST MARGIN		3.83%		4.15%		4.10%

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WIBC – 1Q08 results
April 24, 2008

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
	(unaudited)	(unaudited)	(unaudited)
LOAN MIX:
Construction	2.4%	3.3%	2.4%
Residential Real Estate	3.7%	3.7%	4.6%
Commercial Real Estate	73.8%	72.9%	71.5%
Commerical and Industrial	18.6%	18.2%	18.5%
Consumer	1.5%	1.9%	3.0%
Total Gross Loans	100.0%	100.0%	100.0%

DEPOSIT MIX:
Noninterest Bearing Demand Deposits	17.8%	17.8%	18.3%
Savings & Interest Checking	3.4%	3.0%	2.9%
Money Market Deposits	22.7%	26.3%	24.4%
Time Deposits of $100,000 or More	45.9%	44.8%	45.5%
Other Time Deposits	10.2%	8.1%	8.9%
Total Deposits	100.0%	100.0%	100.0%

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.